Exhibit 99.1

China North East Petroleum Holdings Ltd. Seeks Additional Time to Implement Its Listing Compliance Plan Previously Accepted by NYSE Amex

HARBIN, CHINA and NEW YORK, NY, July 15, 2010 -- China North East Petroleum Holdings Ltd. (the “Company” or “NEP”) (NYSE Amex: NEP), a leading independent oil producer and oilfield services company in Northern China, today reported that on July 13, 2010, the Company submitted a request to NYSE Amex LLC ("AMEX") for additional time to regain compliance with AMEX's continued listing standards.

As previously disclosed, on April 15, 2010 and May 25, 2010, the Company received notice from AMEX that the Company was not in compliance with AMEX’s continuing listing criteria set forth in Sections 134 and 1101 of the NYSE Amex LLC Company Guide (the “Company Guide”) when it failed to file its annual report on Form 10-K for the fiscal year ended December 31, 2009 and Form 10-Q for the quarter ended March 31, 2010.

On April 29, 2010 the Company submitted a plan to AMEX setting forth the actions the Company had and would take to bring the Company into compliance with AMEX's continued listing standards.  The Company supplemented its plan on June 6, 2010.  On June 15, 2010, AMEX accepted the Company's plan and granted the Company an extension until July 14, 2010 to regain compliance with AMEX's continued listing standards.

While the Company has made significant progress in implementing its compliance plan, management has determined that the Company will require additional time to fully implement the plan and has asked AMEX for an additional extension of time until August 31, 2010.

ABOUT CHINA NORTH EAST PETROLEUM

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. (“Tiancheng”). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

Bill Zima
ICR, Inc.
Tel: 203-682-8200